Exhibit 10.1
August 14, 2020

VIA E-MAIL

John D. Fredericks

Re: Terms of Separation

Dear John:
This letter confirms the agreement (this “Agreement”) between you and Medley LLC (the “Company”) regarding the terms of your separation and offers you certain separation benefits in exchange for your agreement to the obligations set forth below and your other promises herein.
1.Separation Date. August 11, 2020 was your last day of service as a Member of the Company for all purposes except for purposes under those certain Award Agreements granted by the Company in favor of you (the “Separation Date”). Except as specifically provided in this Agreement, you will remain a unitholder at Medley LLC and Medley Group LLC with all of the rights and obligations attendant thereto under the various agreements between Medley and you.

2.Resignation From Officer and Service Provider Positions: By your signature below and the resignation letter attached hereto as Exhibit A, you acknowledge that, effective as of the Separation Date, you resigned (i) from any and all officer positions with the Company, Medley Management Inc. and all of their direct and indirect subsidiaries (collectively, the “Medley Group Companies”; for avoidance of doubt, the Medley Group Companies shall not include Medley Capital Corporation (“MCC”) or Sierra Income Corporation (“SIC”)), including without limitation as General Counsel, Secretary and Chief Compliance Officer of:

Medley LLC	Medley (Aspect) B GP LLC
Medley Management Inc.	MCC Advisors LLC
Medley Seed Funding I LLC	MCOF Management LLC
Medley Seed Funding II LLC	Medley (Aspect) Management LLC
Medley Seed Funding IIII LLC	Medley Capital LLC
Medley GP Holdings LLC	Medley SMA Advisors LLC
Medley GP LLC	MOF II Management LLC
MOF II GP LLC	MOF III Management LLC
MOF III GP LLC	SIC Advisors LLC
MOF III Offshore GP LLC	SOF Advisors LLC
MCOF GP LLC	STRF Advisors LLC
Medley (Aspect) GP LLC
Notwithstanding anything to the contrary herein, for purposes of those certain Award Agreements granted by the Company in favor of you, neither termination of your services as a Member of the Company, nor your resignations as provided herein shall be deemed a termination of Service (as defined in such Award Agreements), it being understood that concurrently herewith you are entering into an engagement agreement (the “Engagement Agreement”) with the Medley Group Companies for the provision of legal services and shall continue to provide legal Services (as defined in such Award Agreements) to the Medley Group Companies for purposes of the Award Agreements, provided that, in exchange for this agreement and as an incentive to your continued service pursuant to the Engagement Agreement, you agree that the vesting schedule of your 557,874 unvested Restricted LLC Unit grants is hereby extended to February 28, 2022 and your vesting in such Restricted LLC Units is conditioned upon your continuing to provide Services in the form of at least fifty (50) hours per month of legal services pursuant to the terms of the Engagement Agreement.
Nothing in this Agreement is intended to or should be construed to have any effect on or in any way limit your continued services as Chief Compliance Officer of Medley Capital Corporation and Sierra Income Corporation.

3.Acknowledgment of Final Payments and Distributions; Expense Reimbursement; Return of Your Personal Property. The Company paid you $25,000.00 on August 5, 2020 and by your signature below, you acknowledge that upon such payment by the Company to you, the Company will have paid to you all wages, salary, bonuses, variable compensation and any similar payments due you from the Company as of the Separation Date, and that the Medley Group Companies do not owe you any other amounts, other than (a) a pro rata annual bonus on account of your services from January 1, 2020 to August 11, 2020 in an amount to be determined in accordance with the Company’s regular practices and standards, which bonus will be determined and paid in 2021 at the same time as any bonuses are determined for any other members of Medley LLC, (b) as set forth in Section 4 of this Agreement, and (c) future amounts in accordance with the Engagement Agreement. You also agree to apply $16,129.03 of the forgoing payment on account of the August 2020 retainer payment due under your engagement agreement with the Company. For avoidance of doubt, except as may otherwise be agreed to between you and MCC or SIC, you shall not receive any compensation from the Medley Group Companies on account of your continued service as a Chief Compliance Officer of SIC and MCC, nor shall anything in this agreement limit or restrain your ability to resign as a Chief Compliance Officer of SIC and MCC at any time. You agree that, within ten (10) business days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice. The Company shall ship to your home address any personal property in your New York office and one suitcase together with its contents currently in storage at the SoHo Grand Hotel.

4.Health Insurance. If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the monthly COBRA premium for yourself and your dependents. until the earliest of: (i) February 28, 2022; (ii) the date on which you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you receive substantially similar coverage from another employer or other source; provided, that, in the event your death occurs on or prior to February 28, 2022, then the Company will pay the cost of the monthly COBRA premiums for your dependents on the same terms. Notwithstanding the foregoing, if the Company's making payments under this Section 4 would violate the nondiscrimination rules applicable to nongrandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 4 in a manner as is necessary to comply with the ACA.

5.Restrictive Covenant Agreement. The Company hereby:

(a)agrees that the “Assignment Period” for purposes of Section 2(b) of your Confidentiality, Non- Interference, and Invention Assignment Agreement is hereby ended and disclaims any interest in any and all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which you may solely or jointly hereafter conceive,
(b)agrees that, notwithstanding anything to the contrary in Section 3 of the Confidentiality, Non- Interference, and Invention Assignment Agreement, as outside legal counsel to the Medley Group Companies pursuant to the terms of the Engagement Agreement, you may continue to retain all Confidential Information and all other documents, materials, information, and property developed by you pursuant to you services as a Member or otherwise belonging to the Company in accordance with the terms of the Engagement Agreement,
(c)transfers title to and agrees that, notwithstanding anything to the contrary in Section 4 of the Confidentiality, Non- Interference, and Invention Assignment Agreement, you may keep all Company property in your possession, including one desktop computer and external monitors, two laptop computers, an HP printer, and a CISCO IP phone,
(d)releases you from the non- compete provision in Section 5(a) of your Confidentiality, Non- Interference, and Invention Assignment Agreement,
(e)notwithstanding anything to the contrary in Section 9 of the Confidentiality, Non- Interference, and Invention Assignment Agreement, agrees to compensate you in accordance with the terms of the Engagement Agreement with respect to any services you may provide in the future in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during your services in which I was involved or of which I have knowledge (for avoidance of doubt, merely preparing for and providing testimony as a percipient witness in connection with any such investigation, administrative proceeding, or litigation matter shall not be deemed “services” or entitled to compensation),
(f)the Confidentiality, Non- Interference, and Invention Assignment Agreement superseded in its entirety the restrictive covenants set forth in Sections 9( a) ( Confidentiality), of the Class C Unit Award Agreement under the Amended and Restated Limited Liability Company Agreement of Medley LLC, dated as of June 1, 2013.

6.Confidentiality Obligations. You hereby acknowledge that you are bound by the confidentiality obligations set forth in Section 1 of your Restrictive Covenant Agreement, which are each incorporated herein mutatis mutandis. This Section 6 shall survive termination of this Agreement.

7.Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.

8.Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.Successors. Any successor, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise, to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

11.Review of Agreement. You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Review Period”) and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document.

12.Effective Date. This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
Sincerely,
Medley LLC

By:    /s/ Richard T. Allorto        Date: August 14, 2020
Name: Richard T. Allorto
Title: Chief Financial Officer

UNDERSTOOD AND AGREED:

By:    /s/ John D. Fredericks        Date: August 14, 2020
John D. Fredericks

Exhibit A
Resignation Letter
August 11, 2020

VIA E-MAIL

Brook Taube
c/o Medley LLC
280 Park Avenue, 6th Floor East
New York, NY 10017

Re: Resignation

Dear Brook:
Effective as of the date written above, I hereby voluntarily resign from any and all officer positions with Medley LLC, Medley Management Inc. and all of their direct and indirect subsidiaries (collectively, the “Medley Group Companies”), including without limitation as General Counsel, Secretary and Chief Compliance Officer of:

Medley LLC	Medley (Aspect) B GP LLC
Medley Management Inc.	MCC Advisors LLC
Medley Seed Funding I LLC	MCOF Management LLC
Medley Seed Funding II LLC	Medley (Aspect) Management LLC
Medley Seed Funding IIII LLC	Medley Capital LLC
Medley GP Holdings LLC	Medley SMA Advisors LLC
Medley GP LLC	MOF II Management LLC
MOF II GP LLC	MOF III Management LLC
MOF III GP LLC	SIC Advisors LLC
MOF III Offshore GP LLC	SOF Advisors LLC
MCOF GP LLC	STRF Advisors LLC
Medley (Aspect) GP LLC
For the avoidance of doubt, upon my resignation in accordance with this letter, I shall remain as Chief Compliance Officer of Medley Capital Corporation and Sierra Income Corporation.
Sincerely,

/s/ John D. Fredericks

cc:    Seth Taube
Richard T. Allorto
Nathan Bryce